Exhibit 99.1

   News Bulletin

For Further Information:
Richard R. Putnam
Investor Relations
(801) 817-1776

   2200 West Parkway Boulevard
Salt Lake City, Utah 84119-2331
   www.franklincovey.com

FRANKLINCOVEY ANNOUNCES

FOURTH CONSECUTIVE QUARTER OF OPERATING IMPROVEMENTS

FOURTH QUARTER AND FISCAL 2003 YEAR-END OPERATING RESULTS

FISCAL 2004 OUTLOOK

Salt Lake City, Utah – November 21, 2003 — FranklinCovey (NYSE: FC) today announced financial results for its fourth quarter and year ended August 31, 2003, and its outlook for fiscal 2004. For the fourth quarter ended August 31, 2003, the Company reported an $18.1 million improvement in its operating results, reducing its loss from operations to $15.7 million for the fourth quarter of fiscal 2003 compared to a loss from operations of $33.8 million for the comparable quarter of the prior year. This marks the fourth consecutive quarter of significant year-over-year improvements in its operating results. The $18.1 million improvement in operating results of the quarter compared to the comparable quarter of last year is comprised of the following: (1) a $7.3 million decline in sales, partially offset by gross margin improvement (55.1% compared to 54.0%) resulting in a net $3.2 million year-over-year decline in gross profit, (2) a $5.9 million improvement in selling, general and administrative costs (including $3.4 million of retail store closing costs), (3) a $5.0 million improvement in depreciation and amortization expense, and (4) a $10.4 million improvement in reserves and impairment charges.

For the year ended August 31, 2003, the Company reported a $74.9 million improvement in operating results with a loss from operations of $47.7 million compared to a $122.6 million loss from operation for the fiscal 2002. The $74.9 million improvement in operating results for fiscal 2003 compared to fiscal 2002 is comprised of the following: (1) a $25.8 million decline in sales resulting in a net $14.1 million year-over-year decline in gross profit, (2) a $33.6 million improvement in selling, general and administrative costs (including $3.6 million of retail store closing costs), (3) an $8.2 million improvement of depreciation and amortization expense, and (4) a $47.2 million decline in reserves and impairment charges.

FranklinCovey also reported an improved net loss of $13.5 million before preferred stock dividends ($0.78 per common share loss, after accounting for preferred stock dividends) for the fourth quarter ended August 31, 2003 compared to a $36.9 million net loss before preferred stock dividends ($1.96 per common share loss, after accounting for preferred stock dividends) for the same quarter of the prior year. For the fiscal year ended August 31, 2003, the Company reported an improved net loss of $45.3 million before preferred stock dividends ($2.69 loss per common share, after accounting for preferred stock dividends) compared to a net loss of $100.6 million before preferred stock dividends ($5.49 loss per common share, after accounting for preferred dividends) for the prior fiscal year. The net loss for fiscal 2002 included a $25.7 million tax benefit, a $64.9 million net gain on the sale of discontinued operations and a $61.4 million charge from a cumulative change in accounting principle. The Company provided the following details underlying the continued improvement of operating results during the fourth quarter and during the full year of fiscal 2003.

Stabilizing revenues: Total sales for the fourth quarter of fiscal 2003 declined $7.3 million, or 10%, as compared to last year’s fourth quarter. As a result of the Company’s fiscal calendar, the fourth quarter ended August 31, 2003 had six fewer business days (or 7% fewer business days) as compared to the same quarter of fiscal 2002. Sales from the Consumer Business Unit (CBU) for the fourth quarter ended August 31, 2003 (also with 7% fewer business days) declined 11% to $38.9 million compared to $43.8 million for the same quarter last year. Included in CBU revenues are retail store sales, which declined 13% (14% comparable store sales decline) for the fourth quarter, primarily reflecting a 9% decline in store traffic. Sales of new products that were introduced into the Target channel and the new superstores alliance helped to stabilize CBU sales and are reported in other CBU sales. Other CBU sales grew 17% to $6.4 million compared to $5.5 million for the same quarter last year. Organizational Solutions Business Unit (OSBU) sales for the fourth quarter of fiscal 2003 (with 7% fewer business days) were $28.0 million, an 8% decline compared to $30.4 million for the same quarter last year and were impacted by the continued economic weakness in the training industry. The Company expects OSBU sales to improve as the general economy strengthens, corporate clients again begin to fund their training budgets and the Company’s new offerings continue to gain traction.

Sales for fiscal 2003, were $307.2 million compared to $333.0 million for fiscal 2002. Sales for the year ended August 31, 2003, included $192.2 million and $115.0 million from CBU and OSBU, compared to $209.6 million and $123.4 million for the same period last year, respectively.

Selling, general and administrative expenses: Selling, general and administrative expenses (SG&A) declined by $5.9 million for the fourth quarter ended August 31, 2003, compared to last year’s fourth quarter. SG&A declined by $33.6 million for fiscal 2003, compared to fiscal 2002. The Company closed 22 of its domestic retail stores and another 10 of its international retail stores during fiscal 2003, and intends to close additional stores during fiscal 2004. These closures are comprised primarily of unprofitable stores and stores located in markets where the Company has multiple retail operations. As a result of the store closures during fiscal 2003, the Company incurred $3.6 million of costs related to lease buy-outs, severance and other closing costs, which were included in SG&A and expects to incur smaller but similar costs during fiscal 2004. The Company may also close additional retail store locations if future analysis demonstrates that operating performance may be improved through further retail store closures. With the annualized impact of implemented cost reductions and on-going cost-cutting initiatives, the Company expects the year over year decreases in SG&A to continue into fiscal 2004, even after including future store closing costs.

Depreciation and amortization: Depreciation and amortization expenses (D&A) continued to decline during the fourth quarter of fiscal 2003, reflecting lower, more focused and better-managed capital expenditures and the effect of certain assets becoming fully depreciated. The Company reported declines of $5.0 million and $8.2 million in D&A during the fourth quarter and fiscal year ended August 31, 2003 compared to the same periods of the prior year. D&A include $5.0 million in impairment charges in fiscal 2003 and $1.0 million in fiscal 2002 on assets of certain retail stores that were closed or are expected to be closed. The Company expects D&A to further decline in fiscal 2004 as a result of the lower capital expenditures, store closures and other assets that will become fully depreciated during fiscal 2004.

Loan loss reserves and impairments: Operating results for the fourth quarter also included a $0.2 million addition to the management stock loan loss reserve compared to a $6.1 million addition to this reserve during the same quarter of last year. For fiscal 2003, charges for loan loss reserves and impaired assets decreased by $20.9 million and $26.4 million, respectively, compared to the same period of the prior year.

Liquidity: The Company had $41.9 million in cash and cash equivalents at August 31, 2003, compared to $47.0 million at August 31, 2002. With revenue declines continuing to narrow, cost reductions in SG&A and D&A expected to continue, and minimal long-term debt, the Company believes it is well positioned to improve its operating performance in fiscal 2004.

Fiscal 2004 Outlook

FranklinCovey also discussed current trends that show its revenue and cost reduction initiatives are beginning to bear fruit. The Company expects revenues to continue to stabilize during fiscal 2004 due to better operations in both of its business units. The Company also expects to report significantly improved operating results during fiscal 2004, reflecting stabilized revenues and continued reductions in operating costs.

Other Announcements

The Company also announced January 9, 2004, as the date for its Annual Shareholders Meeting. Proxy materials and the annual report will be mailed to shareholders of record as of November 21, 2003, on approximately December 12, 2003.

About FranklinCovey

FranklinCovey is a leading learning and performance services firm assisting professionals and organizations in measurably increasing their effectiveness in leadership, productivity, communication and sales. Clients include 91 of the Fortune 100, more than three-quarters of the Fortune 500, thousands of small and mid-sized businesses, as well as numerous government entities. Organizations and professionals access FranklinCovey services and products through consulting services, licensed client facilitators, one-on-one coaching, public workshops, catalogs, more than 150 retail stores, and www.franklincovey.com . Nearly 2,000 FranklinCovey associates provide professional services and products in 39 offices in 95 countries.

Safe-Harbor Statement

This announcement contains forward-looking statements that necessarily are based on certain assumptions and are subject to certain risks and uncertainties, including the ability of the Company to stabilize revenues, general economic conditions, competition in the Company’s targeted market place, market acceptance of new products or services, increases or decreases in the Company’s market share, growth or contraction of the overall market for the products offered by the Company and its competitors, changes in the training and spending policies of the Company’s clients, and other factors identified and discussed in the Company’s 2002 10-K report and subsequent 10-Q and 8-K reports filed with the Securities and Exchange Commission, many of which are beyond the control or influence of the Company. There can be no assurance that the Company’s actual future performance will meet management’s expectations. These forward-looking statements are based on management’s expectations as of the date hereof, and are subject to the outcome of various factors, including those listed above, any one of which may cause future results to differ materially from the Company’s current expectations.

FRANKLIN COVEY CO.
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
( in thousands, except per share amounts)

	Three Months Ended August 31,		Twelve Months Ended August 31,
	2003 (unaudited)	2002 (unaudited)	2003 (unaudited)	2002 (unaudited)
Sales	$66,944	$74,241	$307,160	$332,998
Cost of sales	30,045	34,169	137,601	149,369

Gross margin	36,899	40,072	169,559	183,629
Selling, general and administrative	46,436	52,304	183,312	216,910
Provision for losses on management stock loans	223	6,072	3,903	24,775
Impairment (recovery) of investment in unconsolidated subsidiary	96		(1,644)	16,323
Loss on impaired assets		4,666	872	9,184
Depreciation	4,881	9,679	26,395	34,343
Amortization	1,010	1,171	4,386	4,667

Loss from operations	(15,747)	(33,820)	(47,665)	(122,573)
Equity in earnings (losses) of unconsolidated subsidiary		1,151	(128)	4,316
Interest income	141	1,024	665	3,112
Interest expense	(111)	(32)	(248)	(2,784)
Loss on settlement of interest rate swap				(4,894)
Other income (expense), net	(242)	7	(414)	644

Loss before income taxes	(15,959)	(31,670)	(47,790)	(122,179)
Income tax benefit (provision)	2,491	(7,980)	2,537	25,713

Loss from continuing operations	(13,468)	(39,650)	(45,253)	(96,466)
Income (loss) from discontinued operations, net of taxes		(1,314)		(7,584)
Gain on sale of discontinued operations, net of taxes		4,077		64,851
Cumulative effect of accounting change, net of taxes				(61,386)

Net loss	(13,468)	(36,887)	(45,253)	(100,585)
Preferred dividends	(2,183)	(2,184)	(8,735)	(8,681)

Net loss attributable to common shareholders	$(15,651)	$(39,071)	$(53,988)	$(109,266)

Loss from continuing operations
and preferred stock dividends (basic and diluted)	$(0.78)	$(2.10)	$(2.69)	$(5.29)
Loss per share attributable to common
shareholders (basic and diluted)	$(0.78)	$(1.96)	$(2.69)	$(5.49)
Weighted average number of common and
common equivalent shares (basic and diluted)	20,049	19,967	20,041	19,895
Sales Detail:
Retail Stores	$22,359	$25,727	$112,054	$122,496
Catalog / e-commerce	10,155	12,654	56,177	64,802
Other	6,387	5,451	23,935	22,326

Total CBU Sales	38,901	43,832	192,166	209,624
Organizational Solutions Group	18,305	20,316	74,306	82,095
International	9,738	10,093	40,688	41,279

Total OSBU Sales	28,043	30,409	114,994	123,374

Total Sales	$66,944	$74,241	$307,160	$332,998